AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COESFX HOLDINGS, INC.,

COESFX ACQUISITION CORP.

AND

SFG FINANCIAL CORPORATION

March 1, 2007

TABLE OF CONTENTS

ARTICLE I THE MERGER; CONVERSION OF SHARES

1.1	The Merger	4
1.2	Effective Time	5
1.3	Conversion of Interests	5
1.4	Exchange of COESfx Common Stock	6
1.5	Articles of Incorporation of the Surviving Corporation	7
1.6	Bylaws of the Surviving Corporation	7
1.7	Directors and Officers of the Surviving Corporation and SFG	7
1.8	Dissenting Interests	7
1.9	Amendments to SFG's Articles of Incorporation	7

ARTICLE II CLOSING

2.1	Closing Date and Place	8

ARTICLE III PRE-CLOSING OBLIGATIONS

3.1	Obligations of the Parties	8
3.2	Conduct of Business Prior to Closing	8
3.3	Access; Cooperation	10
3.4	Notice Regarding Dissenters' Rights Actions	10
3.5	No Negotiation	10
3.6	Best Efforts to Obtain Shareholder Approval	11
3.7	Disclosure of Certain Matters	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COESFX

4.1	Due Organization; No Subsidiaries	11
4.2	Books and Records	12
4.3	Capitalization	12
4.4	Financial Statements	12
4.5	Absence of Changes	12
4.6	Title to Assets	14
4.7	Receivables	14
4.8	Equipment	14
4.9	Real Property	14
4.10	Proprietary Assets	14
4.11	Contracts	15
4.12	Liabilities	15

4.13	Compliance with Legal Requirements	16
4.14	Government Authorizations	16
4.15	Tax Matters	17
4.16	Employee and Labor Matters	17
4.17	Benefit Plans; ERISA	18
4.18	Environmental Matters	18
4.19	Insurance	19
4.20	Related Party Transaction	19
4.21	Certain Payments, Etc.	20
4.22	Proceedings; Orders	20
4.23	Authority; Binding Nature of Agreements	20
4.24	Non-Contravention; Consents	20
4.25	Brokers	21
4.26	Full Disclosure	21
4.27	Restricted Securities	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SFG

5.1	Due Organization; Subsidiaries, Etc.	22
5.2	Books and Records	22
5.3	Capitalization	22
5.4	SEC Filings	23
5.5	Financial Statements	23
5.6	Absence of Changes	24
5.7	Title to Assets	25
5.8	Receivables	26
5.9	Inventory	26
5.10	Equipment	26
5.11	Real Property	26
5.12	Proprietary Assets	26
5.13	Contracts	26
5.14	Liabilities, Bankruptcy	26
5.15	Compliance with Legal Requirements	27
5.16	Government Authorizations	27
5.17	Tax Matters	27
5.18	Employees	28
5.19	Employee Benefit Plans	28
5.20	Environmental Matters	28
5.21	Insurance	29
5.22	Related Party Transactions	29
5.23	Subsidiaries and Investments	30
5.24	Certain Payments, Etc.	30
5.25	Proceedings; Orders	31
5.26	Authority; Binding Nature of Agreements	31
5.27	Non-Contravention; Consents	31
5.28	Brokers	32

5.29	Internal Accounting Controls	32
5.30	Listing and Maintenance Requirements	33
5.31	Application of Takeover Protections	33
5.32	No SEC or NASD Inquiries	33
5.33	Full Disclosure	33

ARTICLE VI CLOSING CONDITIONS

6.1	Conditions to the Obligations of COESfx	33
6.2	Conditions to the Obligations of SFG	36

ARTICLE VII NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES		40

ARTICLE VIII TERMINATION

8.1	Events of Termination	40

ARTICLE IX MISCELLANEOUS

9.1	Severability	41
9.2	Entire Agreement	41
9.3	Corporate Affairs	41
9.4	Notices	42
9.5	Amendments; Waivers	42
9.6	Successors and Assigns	43
9.7	Governing Law; Submission to Jurisdiction	43
9.8	Waiver of Jury Trial	43
9.9	Subsequent Documentation	43
9.10	Counterparts	43
9.11	Interpretation	43

Exhibit A - Certain Definitions
Exhibit B - Articles of Amendment to SFG Articles of Incorporation
Exhibit C - COESfx Shareholder Transmittal Document
Schedule 1.3(b) - SFG
Schedule 1.1 - SFG Securities
Disclosure Schedule COESfx
Disclosure Schedule SFG

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated March 1, 2007, by and among SFG Financial Corporation, a Delaware corporation ("SFG"), COESfx Acquisition Corp., a New York , corporation and wholly-owned subsidiary of SFG ("Merger Subsidiary"), and COESfx Holdings, Inc., a New York corporation ("COESfx").

RECITALS

The Boards of Directors for COESfx, SFG and Merger Subsidiary, have approved the merger of the Merger Subsidiary with and into COESfx (the "Merger") upon the terms and subject to the conditions set forth herein.

As a result of the Merger, COESfx will be a wholly-owned subsidiary of SFG, and the shareholders of COESfx will, in the aggregate, own approximately 97% of the outstanding shares of SFG common stock immediately following the Effective Time of the Merger (subject to adjustment in accordance with the terms of this Agreement).

For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

The parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Certain terms used in this Agreement are defined and attached in Exhibit "A."

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER; CONVERSION OF SHARES

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Merger Subsidiary will be merged with and into COESfx in accordance with the provisions of the Business Corporation Law of the State of New York (the "BCL"), whereupon the separate corporate existence of the Merger Subsidiary will cease, and COESfx will continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of COESfx and Merger Subsidiary, all as more fully described in the BCL.

1.2 Effective Time. As soon as practicable after each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived, COESfx and Merger Subsidiary will file, or cause to be filed, with the Department of State of the State of New York, Articles of Merger for the Merger, in the form required by, and executed in accordance with, the applicable provisions of the BCL. The Merger will become effective at the time of the filing or, if agreed to by SFG and COESfx, such later time or date set forth in the Articles of Merger (the "Effective Time").

1.3 Conversion of Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger, and without any action of the part of COESfx and/or the Merger Subsidiary:

(a) All of the (i) shares of COESfx Common Stock ("COESfx Common Stock") and (ii) all stock options, warrants, convertible debt, other convertible securities, or other rights to acquire COESfx Common Stock at an exercise or conversion, as applicable, price of less than $0.20 per share of COESfx Common Stock (collectively the “Non-Exempt COESfx Convertible Securities”) issued and outstanding immediately prior to the Effective Time (except for COESfx Common Stock owned by dissenting shareholders of COESfx) will be converted into the right to receive an aggregate of 356,562,688 shares common stock of SFG, par value $0.001 per share ("SFG Shares"). The SFG Shares into which shares of COESfx Common Stock, whether owned presently or receivable after the Closing upon exercise or conversion, as appropriate, of the Non-Exempt COESfx Convertible Securities, are converted as a result of the Merger are referred to herein as the "Merger Consideration". As a result of the Merger, each share of COESfx Common Stock will be converted into the right to receive 8.0808554 SFG Shares. SFG has the authorization to issue only 100,000,000 shares of common stock of which 5,513,856 presently shown as owed and outstanding. Accordingly SFG will be required to amend its Certificate of Corporation as soon as practicable after the Closing, to allow the issuance of all of the Merger Consideration. Accordingly at the Effective Time, COESfx Shareholders shall be issued 94,486,144 SFG shares and the irrevocable right to receive an additional 262,076,544 SFG Shares (“Irrevocable Rights”) immediately upon the filing of the Amended COI

(b) All Non-Exempt COESfx Convertible Securities and stock options, warrants, convertible debt, other convertible securities or other rights to acquire COESfx Common Stock at an exercise or conversion, as applicable, price of no less than $0.20 per share (collectively, the “COES Convertible Securities”) outstanding at the Effective Time, whether or not vested (all of which are listed on Schedule 1.3(b) hereto), shall remain outstanding following the Effective Time but shall be assumed by SFG. Non-Exempt COESfx Convertible Securities and COESfx Convertible Securities shall continue to have, and be subject to, the same terms and conditions as set forth in the documents underlying such Non-Exempt COESfx Convertible Securities and COESfx Convertible Securities. Non-Exempt COESfx Convertible Securities will be convertible into SFG Shares at the rate of 8.0808554 SFG Shares for each share of COESfx Common Stock to which they would otherwise be entitled, which shares shall be issued from a reserve set aside for such purpose from the Merger Consideration, as described in Schedule 1.3(b). COESfx Convertible Securities will be exercisable or convertible, as appropriate, as set forth in the underlying documents and shall be an obligation of SFG without regard to the reserve set aside from the Merger Consideration.

(c) At the Effective time, irrevocable rights to receive 5,513,856 SFG Shares shall be issued to Concord Management Associates LLC or its designee(s) (“Concord”) as consideration for its contributions in conjunction with the Merger. These shares will be issued to Concord upon the filing of the Amended COI and will be subject to the Reverse Split.

(d) At the Effective Time, one hundred (100) shares of COESfx Common Stock shall be issued to SFG to result in SFG owing 100% of the issued and outstanding shares of COESfx.

(e) Each share of Merger Subsidiary common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, will be canceled as of the Effective Time.

1.4 Exchange of COESfx Stock.

(a) At the Closing, COESfx will arrange for each holder of record ("COESfx Shareholder") of COESfx Common Stock outstanding immediately prior to the Effective Time to deliver to SFG appropriate evidence of such COESfx Shareholder's shares ("COESfx Certificates"), together with an appropriate assignment signed by the COESfx Shareholder, in exchange for the number of whole SFG Shares into which such COESfx Shares have been converted and the Irrevocable Rights as provided in Section 1.3(a), and the surrendered COESfx Certificate(s) will be canceled.

(b) All SFG Shares issued upon the surrender and exchange of shares of COESfx Common Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such COESfx Common Stock.

(c) As of the Effective Time, the holders of shares of COESfx Common Stock will cease to have any rights as shareholders of COESfx, except for those rights, if any, that they may have pursuant to the BCL. Except as provided in Section 1.8 of this Agreement, until such COESfx Certificates are surrendered for exchange, each COESfxCertificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of whole SFG Shares and Irrevocable Rights into which COESfx Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a).

(d) No fractional SFG Shares will be issued in the Merger. Any fractional share otherwise required as Merger Consideration will be rounded up to the nearest whole share.

(e) Immediately prior to the Effective Time, SFG will have no more than 5,513,856 shares of SFG common stock outstanding. Immediately prior to the Closing, SFG will have no stocks, options, warrants, convertible debt, other convertible securities or other rights to acquire any equity of SFG shares outstanding other than rights granted to COESfx shareholders and Concord pursuant to this Agreement, rights to receive the Preferred Stock described in Section 6.2(m), the irrevocable rights to Concord in Section 1.3(c), rights to Concord as described Section 6.2(m) upon completion of the Financing and warrants issued to Concord and SFG as described in Section 6.2(n). Immediately after the Closing, there will be approximately 367,590,400 common shares of SFG Shares issued and outstanding (including shares to be issued under the Irrevocable Rights) and the Concord rights described in Section 1.3(c) exclusive of shares held in a reserve for issuance in connection with the exercise or conversion, as appropriate, of the COESfx Convertible Securities, the warrants issued pursuant to Section 6.2(n) and the Preferred Stock. In addition, upon the filing of the Amend COI, additional shares will be issued to Concord pursuant to Section 6.2(m).

1.5 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of COESfx in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation.

1.6 Bylaws of the Surviving Corporation. The bylaws of COESfx in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, until such time, if any, as they are amended in accordance with applicable law.

1.7 Directors and Officers of the Surviving Corporation and SFG.

(a) Directors and Officers of the Surviving Corporation. The current directors and officers of COESfx, as of the Effective Time, shall resign and the persons listed in Sections 6.1(i) and 6.2(q) shall be appointed as officers and directors of the Surviving Corporation.

(b) Directors of SFG. At the Effective Time, the current officers and directors of the SFG shall resign and those persons listed n Sections 6.1(i) and 6.2(q) shall be appointed as officers and directors of SFG.

1.8 Dissenting Interests. As a condition to Closing, there shall be no dissenting COESfx Shareholders under the BCL which account for more than 5% of the issued and outstanding shares of COESfx immediately prior to the Effective Time.

1.9 Amendments to SFG’s Articles of Incorporation. As soon as practicable after the Effective Time, SFG shall amend its Articles of Incorporation to (i) change its name to XLFX Inc. (ii) increase its authorized capital stock from 100,000,000 to 400,000,000 common shares; (iii) approve a 1 for 7.351808 reverse split of the issued and outstanding SFG shares outstanding immediately after the Effective Time (“Reverse Split”) and (iv) authorize the issuance of preferred stock necessary to complete the Financing (as described in Section 6.2(m) below). The Articles of Amendment to be filed pursuant to this. Section 1.9 shall be substantially in the form of Exhibit B attached hereto (the “Amended COI”).

ARTICLE II
CLOSING

2.1 Closing Date and Place. Subject to the satisfaction of the conditions herein described, the closing of the Merger (the "Closing") shall take place on such date (the “Closing Date”) as the Parties may mutually agree following the satisfaction (or waiver) of the conditions to Closing set forth in Article VI at the offices of ____________________________.

ARTICLE III
PRE-CLOSING OBLIGATIONS

3.1 Obligations of the Parties. The Parties shall apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such Consents, authorizations, and approvals from such Persons as shall be necessary to permit the consummation of the Merger, and shall use commercially reasonable best efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article VI and to effect the consummation of the Merger.

3.2 Conduct of Business Prior to Closing. From the date of this Agreement and until the Closing, except as contemplated by this Agreement, as set forth on Schedule 3.2 or as otherwise consented to by the Parties in writing, such consent not to be unreasonably withheld, conditioned or delayed, each of SFG and COESfx agrees to:

(a) Carry on its business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its executive officers and key employees and preserve its relationships with customers, clients, service providers and others having material business dealings with it;

(b) Timely file all Tax Returns and timely withhold and pay all Taxes;

(c) Maintain in full force and effect all Governmental Authorizations reasonably required for the operation of its business as presently conducted;

(d) Comply with all obligations contained in this Agreement;

(e) Comply in all material respects with all Legal Requirements and Governmental Authorizations applicable to them;

(f) Except as contemplated herein, not amend its articles of incorporation or bylaws;

(g) Except as contemplated herein, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, or enter into any joint venture or partnership with, any Person;

(h) Not take any action or omit to take any action that would result in a Breach of any of the representations warranties and/or covenants set forth in this Agreement at, or prior to, the Closing;

(i) Except as contemplated on Schedule 3.2(i), not issue, reissue, sell, deliver, pledge, authorize, or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

(j) Except as contemplated hereby, not adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(k) Not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, or alter any term of any of its outstanding securities;

(l) Except as required under any employment agreement, not increase in any manner the compensation of any of its directors, officers, or other employees; (ii) not pay, or agree to pay, any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) not commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(m) Not terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action, or omit to take any action that will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(n) Not permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed policies are in full force and effect;

(o) Not enter into other material agreements, commitments or contracts not in the ordinary course of business;

(p) Not maintain its books of account and records in other than its usual, regular and ordinary manner, consistent with its past practice; and

(q) Promptly advise the other Party, in writing, of any fact, condition, occurrence or change known to the Party that reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party, as the case may be, or cause a Breach of this Article III or require an amendment to a Party’s Disclosure Schedule.

3.3 Access; Cooperation. Each Party shall provide the other Party and its Representatives the right, upon reasonable notice and during normal business hours, permission to enter into its offices to inspect its records and business operations and to consult with its management, executives and legal and accounting advisors and, subject to mutually agreed upon timing and procedures, to consult with any personnel that report to any of the management or executives of such Party to complete the other Party's due diligence investigation. Each Party shall cooperate with the other Party and its Representatives and, generally, do all other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated herein.

3.4 Notice Regarding Dissenters’ Rights Actions. COESfx shall give SFG prompt notice of any written shareholder demand received by it prior to the Closing Date, under which COESfx will be required to purchase shares of capital stock pursuant to the dissenting rights provisions of the BCL.

3.5 No Negotiations. (a) During the period after execution of this Agreement and prior to the Closing, SFG agrees the neither it nor any of its Affiliates (collectively “SFG Affiliates”) shall engage in any negotiations with any Entity other than COESfx regarding a Prohibited Transaction and SFG shall not permit any SFG Affiliate to:

(i) directly or indirectly solicit, respond to, or accept any inquiries or offers from, or engage in communications, negotiations or discussions with any Person other than COESfx and its professional advisers with respect to any Prohibited Transaction;

(ii) enter into any agreement (whether or not legally binding) with any Person other than COESfx with respect to a Prohibited Transaction;

(iii) allow any Person (other than COESfx and its professional advisers) known or believed by SFG to be considering or evaluating a Prohibited Transaction to have access to any information relating to SFG or to any information relating to SFG or to any SFG or any SFG’s properties.

(b) For purposes of this section the term “Prohibited Transaction” means any of the following transactions: (A) a sale, transfer or other disposition of any unissued and/or outstanding equity interests of the SFG; (B) a sale, transfer or other disposition of all or a material part of the assets of the SFG; and/or (C) the issue or grant of any equity interests or securities, or options with respect to any equity interests or securities, in SFG (issued or unissued) and/or (D) a merger, reorganization, and/or similar transaction.

(c) In addition to seeking all other legal rights, remedies and monetary damages with respect to COESfx’s rights pursuant to this Section 3.5, COESfx shall be entitled to seek injunctive relief in the event of a breach and/or anticipatory breach by SFG and/or any SFG Affiliates of this Section, without the posting of any bond or indemnity.

3.6 Best Efforts to Obtain Shareholder Approval. Each party shall promptly upon execution of this Merger Agreement use its best efforts, to the extent required by this Agreement, to prepare all documents and prepare all filings necessary to obtain the approval of its respective shareholders of the transactions contemplated by this Agreement and the approval of the Amended COI. SFG shall promptly prepare and file with the United States Securities and Exchange Commission (“SEC”) a preliminary proxy statement with respect to seeking approval of the shareholders of SFG of this Merger Agreement and the Amended COI. Each party will as soon as possible hold a shareholders’ meeting of its respective shareholders to approve the transactions and other requirements of each party contemplated by this Agreement.

3.7 Disclosure of Certain Matters. Each party shall promptly advise the other party orally and in writing if there exists a material breach of any representation warranty or covenant contained herein or if there occurs any change or event which results in the executive officers of such party having a good faith belief that such change or event has resulted in, or is reasonably likely to result in, a material breach of a representation warranty or covenant contained herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COESFX

Subject to the exceptions set forth in the Disclosure Schedule of COESfx, attached as Schedule IV, COESfx represents and warrants to SFG as follows:

4.1 Due Organization. COESfx and each of its Subsidiaries are duly organized, validly existing, and in good standing under the laws of the State of New York. Neither COESfx nor its Subsidiaries are required to be qualified, authorized, registered, or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which it is so licensed, qualified, or registered, or where the failure to be so licensed, qualified or registered would not have a Material Adverse Effect on its business and operations.

4.2 Books and Records. The books and records of COESfx delivered to SFG prior to the Closing fully and fairly reflect the transactions to which COESfx is a party or by which its assets are bound.

4.3 Capitalization. The authorized capital stock of COESfx consists of (i) 100,000,000 shares of common stock, $0.001 par value, of which 43,478,874 shares are issued and outstanding, and (ii) 5,071,816 shares to be issued upon the exercise of outstanding warrants and options. No shares of COESfx preferred stock have been issued. All of the issued and outstanding shares of COESfx capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. At the Effective Time, all of the issued and outstanding shares of COESfx Common Stock will be converted into the right to receive SFG Shares issued or issuable as part of the Merger Consideration. There are no voting trusts or any other agreements or understandings with respect to the voting of COESfx's capital stock except as contemplated in this Agreement.

4.4 Financial Statements.

(a) COESfx has provided SFG with a copy of the audited balance sheets of COESfx as of December 31, 2005, 2004 and 2003, and the related statements of operations, stockholders' deficiency, and cash flows for the three years then ended, together with the report thereon (except with respect to its continuation as a going concern) of certified public accountant ("CPA"), independent auditors (collectively, "COESfx's Audited Financials").

(b) Prior to the closing, COESfx will provide to SFG unaudited balance sheets of COESfx as of December 31, 2006, and the related unaudited statement of operations, stockholders' deficiency and cash flows for the twelve months then ended, ("COESfx's Unaudited Financials").

(c) COESfx's Audited Financials, and COESfx's Unaudited Financials, (collectively "COESfx's Financial Statements") are (i) in accordance with the books and records of COESfx, (ii) correct and complete in all material respects, (iii) fairly present the financial position and results of operations of COESfx as of the dates indicated, and (iv) prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) COESfx Uunaudited Financial Statements are subject to normal year-end audit adjustments that in the aggregate will not have a Material Adverse Effect on COESfx, its business, financial condition, or the results of operations).

4.5 Absence of Changes. Except (i) as set forth in Part 4.5 of the Disclosure Schedule, since December 31, 2006; and (ii) in furtherance of the Merger:

(a) There has not been any adverse change to COESfx, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on COESfx;

(b) There has not been any loss, damage, or destruction to, or any interruption in the use of, any of the assets of COESfx (whether or not covered by insurance) that would be expected to have a Material Adverse Effect on COESfx;

(c) COESfx has not purchased or otherwise acquired any asset from any other Person, except for Contracts entered into, and assets acquired, by COESfx in the Ordinary Course of Business;

(e) COESfx has made no capital expenditures outside of the Ordinary Course of Business;

(f) COESfx has not sold or otherwise transferred, or leased or licensed, any asset to any other Person except in the Ordinary Course of Business;

(g) COESfx has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) COESfx has not made any loan or advance to any other Person;

(i) COESfx has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, members, employees, or independent contractors;

(j) No Contract by which COESfx (or any of the assets owned or used by COESfx) is or was bound, or under which COESfx has or had any rights or interests, has been amended or terminated;

(k) COESfx has not incurred, assumed, or otherwise become subject to any Liability, other than accounts payable incurred by COESfx in bona fide transactions entered into in the Ordinary Course of Business;

(l) COESfx has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable paid in bona fide transactions in the Ordinary Course of Business;

(m) COESfx has not forgiven any debt or otherwise released or waived any right or claim;

(n) COESfx has not changed any of its methods of accounting or accounting practices in any respect;

(o) COESfx has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(p) COESfx has not agreed, committed, or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

4.6 Title to Assets. COESfx owns, and has good and valid title to, all assets it purports to own, including all assets reflected on COESfx Unaudited Financials; all assets acquired by COESfx since December 31, 2006; all rights of COESfx under the COESfx Contracts; and all other assets reflected in the books and records of COESfx as being owned by COESfx. Except as set forth in Part 4.6 of the Disclosure Schedule, all of its assets are owned by COESfx free and clear of any Encumbrances.

4.7 Receivables. COESfx’s Unaudited Financials provide an accurate summary of all accounts receivable, notes receivable, and other receivables of COESfx as of December 31, 2006. All existing COESfx accounts receivable represent valid obligations of COESfx customers arising from bona fide transactions entered into in the Ordinary Course of Business.

4.8 Equipment. Part 4.8 of the Disclosure Schedule accurately identifies all material equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements, and other tangible assets owned by COESfx. Part 4.8 of the Disclosure Schedule also accurately identifies all material tangible assets leased to COESfx. Each asset identified or required to be identified in Part 4.8 of the Disclosure Schedule is adequate and appropriate for the uses to which it is being put. The assets identified in Part 4.8 of the Disclosure Schedule are adequate for the conduct of the business of COESfx in the manner in which such business is currently being conducted.

4.9 Real Property. COESfx owns no real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 4.9 of the Disclosure Schedule.

4.10 Proprietary Assets.

(a) Part 4.10(a) of the Disclosure Schedule sets forth each Proprietary Asset owned by COESfx, including, but not limited to, any Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body.

(b) COESfx’s use of any Proprietary Asset in the Ordinary Course of Business does not materially violate, conflict with, or infringe on the rights of any other Person in a manner that would have a Material Adverse Effect on its business operations or this Agreement.

(c) COESfx is the owner of all right, title and interest, or has otherwise obtained sufficient rights, in and to each of its Proprietary Assets necessary for COESfx to use such Proprietary Assets in the Ordinary Course of Business, free and clear of Encumbrances and other adverse claims.

(d) To the knowledge of COESfx, no COESfx employee has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged, or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than COESfx.

4.11 Contracts.

(a) Part 4.11 of the Disclosure Schedule identifies each COESfx Contract, except for any COESfx Immaterial Contract (the "COESfx Contracts"). COESfx has delivered or made available to SFG accurate and complete copies of all COESfx Contracts identified in Part 4.11 of the Disclosure Schedule, including all material contract amendments. Each COESfx Contract is valid and in full force and effect.

(b) Except as set forth in Part 4.11 of the Disclosure Schedule: (i) to the best knowledge of COESfx, no Person has violated or breached, or declared or committed any default under, any COESfx Contract; (ii) to the best knowledge of COESfx, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any COESfx Contract, (B) give any Person the right to declare a default or exercise any remedy under any COESfx Contract, (C) give any Person the right to accelerate the maturity or performance of any COESfx Contract, or (D) give any Person the right to cancel, terminate, or modify any COESfx Contract; (iii) COESfx has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any COESfx Contract; and (iv) COESfx has not waived any right under any COESfx Contract.

(c) The performance of COESfx Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(d) COESfx Contracts identified in Part 4.11 of the Disclosure Schedule (together with COESfx Immaterial Contracts) collectively constitute all of the Contracts necessary to enable COESfx to conduct its business in the manner that it currently conducts its business.

4.12 Liabilities

(a) Except as may be set forth in Part 4.12 of the Disclosure Schedule, COESfx has no Liabilities, except for (i) liabilities identified as such in the COESfx Unaudited Financials; (ii) accounts payable incurred by COESfx in bona fide transactions entered into in the Ordinary Course of Business since December 31, 2006; and (iii) obligations under the Contracts listed in Part 4.11 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to the COESfx Contracts.

(b) Part 4.12 of the Disclosure Schedule (i) provides an accurate and complete breakdown and aging of COESfx accounts payable as of December 31, 2006 and (ii) provides an accurate and complete breakdown of all notes payable, and other indebtedness of COESfx, as of the date of this Agreement.

(c) Except as set forth in Part 4.12 of the Disclosure Schedule, COESfx has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

4.13 Compliance with Legal Requirements. Except as set forth in Part 4.13 of the Disclosure Schedule: (a) COESfx is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, COESfx has at all times been in material compliance with each Legal Requirement that is or was applicable to it, or to the conduct of its business, or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by COESfx of, or a failure on the part of COESfx to comply with, any Legal Requirement; and (d) COESfx has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of COESfx to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.14 Government Authorizations. Part 4.14 of the Disclosure Schedule identifies: (i) each material Governmental Authorization that is held by COESfx; and (ii) each other material Governmental Authorization that, to the knowledge of COESfx, is held by any employee of COESfx and relates to, or is useful in connection with, COESfx's business. Each material Governmental Authorization identified or required to be identified in Part 4.14 of the Disclosure Schedule is valid and in full force and effect.

(a) Except as set forth in Part 4.14 of the Disclosure Schedule: (i) COESfx is, and has at all times been, in material compliance with all of the terms and requirements of each material Governmental Authorization identified or required to be identified in Part 4.14 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation any material Governmental Authorization identified, or required to be identified, in Part 4.14 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination, or modification of any material Governmental Authorization identified, or required to be identified, in Part 4.14 of the Disclosure Schedule; (iii) COESfx has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination, or modification of any material Governmental Authorization.

(b) The Governmental Authorizations identified in Part 4.14 of the Disclosure Schedule constitute all of the material Governmental Authorizations necessary (i) to enable COESfx to conduct its business in the manner in which it currently conducts such business, and (ii) to permit COESfx to own and use its assets in the manner in which they are currently owned and used.

4.15 Tax Matters.

(a) Each Tax Return required to be filed by COESfx has been duly filed with the appropriate Governmental Body. To the best knowledge of COESfx, each Tax that COESfx was required to have paid, or that was claimed by any Governmental Body to be payable by COESfx, has been duly paid in full. Any Tax required to have been withheld or collected by COESfx has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) There has been no examination or audit of any Tax Return of COESfx that has been conducted since December 31, 1999.

(c) No claim or other Proceeding is pending or has been threatened against COESfx in respect to any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax, and penalties thereon, or related expenses) with respect to any notice of deficiency or similar document received by COESfx.

4.16 Employee and Labor Matters.

(a) Part 4.16 of the Disclosure Schedule sets forth the employees of COESfx.

(b) Except as set forth in Part 4.16 of the Disclosure Schedule, COESfx is not a party to or bound by, and has never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement, or similar Contract.

(c) Except as set forth in Part 4.16 of the Disclosure Schedule, the employment of the employees of COESfx is terminable by COESfx at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by law.

(d) Except as provided for in Sec. 6.2(j), to the knowledge of COESfx (i) no employee of COESfx intends to terminate his employment (including, by reason of the consummation of the transactions contemplated herein, SFG's assumption of the employment arrangements COESfx holds with its employees prior to Closing in connection with SFG's assumption of COESfx's Contract obligation and rights); and (ii) no employee of COESfx is a party to, or is bound by, any confidentiality agreement, noncompetition agreement, or other Contract (with any Person) that may have an adverse effect on the employee's performance of any of his duties or responsibilities as an employee of the Surviving Corporation upon and after the consummation of the transactions contemplated in this Agreement.

4.17 Benefit Plans; ERISA.

(a) Part 4.17 of the Disclosure Schedule identifies each of COESfx's Employee Benefit Plans. Except as set forth in Part 4.17 of the Disclosure Schedule, COESfx has never established, adopted, maintained, sponsored, contributed to, participated in, or incurred any Liability with respect to any Employee Benefit Plan. COESfx has never provided or made available any fringe benefit, or other benefit of any nature, to any of its employees. Each contribution or other payment that is required to have been accrued or made under or with respect to any Employee Benefit Plan has been duly accrued and made on a timely basis.

(b) No Employee Benefit Plan (i) provides or provided any benefit guaranteed by the Pension Benefit Guaranty Corporation; (ii) is or was a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA; or (iii) is or was subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. There is no Person that (by reason of common control or otherwise) is, or has at any time been, treated together with COESfx as a single employer within the meaning of Section 414 of the Code.

4.18 Environmental Matters.

(a) COESfx is not liable, or to the best knowledge of COESfx, potentially liable, for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any of the other so-called "superfund" or "super lien" laws or similar Legal Requirements, at or with respect to any site.

(b) COESfx has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible, or potential Liability arising from, or relating to, the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission, or disposal of any Hazardous Material. No Person has ever commenced, or to the best knowledge of COESfx threatened to commence, any contribution action or other Proceeding against COESfx in connection with any such actual, alleged, possible, or potential Liability; and no event has occurred, and to the best knowledge of COESfx, no condition or circumstance exists, that may directly or indirectly give rise to, or result in COESfx becoming subject to, any such Liability.

(c) Except as set forth in Part 4.18 of the Disclosure Schedule, COESfx has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 4.18 of the Disclosure Schedule, COESfx has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released, or disposed of (whether lawfully or unlawfully) (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by COESfx, (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle, or storage container that is or was located on or beneath the surface of any such real property, or that is or has at any time been owned by, leased to, controlled by, or used by COESfx.

4.19 Insurance.

(a) Part 4.19 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, COESfx, the name of the insurance carrier that issued the policy and the policy number. Each of the policies identified in Part 4.19 of the Disclosure Schedule is valid, enforceable, and in full force and effect.

(b) To the knowledge of COESfx, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise, to or serve as a basis for, any insurance claim. COESfx has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 4.19 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 4.19 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in Part 4.19 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations there under.

4.20 Related Party Transactions. Except as set forth in Part 4.20 of the Disclosure Schedule (a) no Related Party has any direct or indirect interest of any nature in any of the assets of COESfx; (b) no Related Party is, or has been at any time since December 31, 2002, indebted to COESfx; (c) since December 31, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any COESfx Contract, transaction, or business dealing of any nature involving COESfx; (d) no Related Party is competing, or has at any time since December 31, 2002, competed, directly or indirectly, with COESfx.

4.21 Certain Payments, Etc. Neither COESfx nor any officer, employee, agent or other Person associated with or acting for or on behalf of COESfx has, at any time, directly or indirectly: (a) used any entity funds (i) to make any unlawful political contribution or gift, or for any other unlawful purpose related to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other COESfx records; (c) made any payoff, influence payment, bribe, rebate, kickback, or unlawful payment to any Person; (d) performed any favor or given any gift that was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

4.22 Proceedings; Orders. Except as set forth in Part 4.22 of the Disclosure Schedule, to the knowledge of COESfx, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves COESfx or that otherwise relates to or might affect the business of COESfx or any assets of COESfx material to its business operations (whether or not COESfx is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby. Except as set forth in Part 4.22 of the Disclosure Schedule, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding. There is no Order to which COESfx is subject; and no Related Party is subject to any Order that relates to COESfx’s business. To the knowledge of COESfx, no COESfx employee is subject to any Order that may prohibit that employee from engaging in, or continuing, any conduct, activity, or practice relating to the business of COESfx.

4.23 Authority; Binding Nature of Agreements. Subject to the approval of the COESfx Shareholders under the BCL, COESfx has the right, power, and authority to enter into and to perform its obligations under this Agreement, to which it is or may become a party; and the execution, delivery, and performance of this Agreement by COESfx have been duly authorized by all necessary action on the part of COESfx. Subject to the approval of COESfx Shareholders, this Agreement constitutes the legal, valid, and binding obligation of COESfx, enforceable against COESfx in accordance with its terms.

4.24 Non-Contravention; Consents. Neither the execution, nor the delivery of this Agreement, nor the consummation or performance of the Merger, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which COESfx is subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization;

(c) contravene, conflict with, or result in a violation or breach of, or result in a default under, any provision of any Contract; or

(d) give any Person the right to (i) declare a default or exercise any remedy under any COESfx Contract, (ii) accelerate the maturity or performance of any COESfx Contract, or (iii) cancel, terminate, or modify any COESfx Contract.

COESfx is not required to make any filing with, or give any notice to, or to obtain any Consent from any Person, other than its board of directors and shareholders, in connection with the execution and delivery of this Agreement or the consummation or performance of the Merger.

4.25 Brokers. COESfx has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee, or similar commission or fee in connection with the Merger.

4.26 Full Disclosure. To the knowledge of COESfx, the representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and the information contained in this Article IV is not misleading, except to the extent such omission would not reasonably be expected to result in a Material Adverse Effect.

4.27 Restricted Securities. COESfx understands that the SFG Shares received as the Merger Consideration will constitute "restricted securities" under the federal securities laws inasmuch as they are being acquired from SFG in a transaction not involving a public offering and, under such laws and applicable regulations, may not be resold without registration under, or the availability of an exemption from, the registration requirements of the Securities Act of 1933 and similar state securities laws. As a condition to the receipt of SFG Shares in the Merger, each COESfx Shareholder shall represent that it is familiar with SEC Rule 144, as presently in effect, and each COESfx Shareholder understands the resale limitations and the Securities Act of 1933 pursuant to the form of Exhibit C attached hereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SFG

Subject to the exceptions set forth in SFG's Disclosure Schedule, as attached hereto as Schedule V, SFG represents and warrants to COESfx as follows:

5.1 Due Organization; Subsidiaries, Etc. SFG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and SFG does not have any subsidiaries and does not own beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature, in any other Entity with the exception of the Merger Subsidiary which will be duly organized, validly existing, and in good standing under the laws of the State of New York as of the Closing Date. Except for any requirements arising as a result of the closing of the Merger, neither SFG, nor the Merger Subsidiary is required to be qualified, authorized, registered, or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions in which they are so licensed, qualified or registered, or where the failure to be so licensed, qualified or registered would not have a Material Adverse Effect on SFG.

5.2 Books and Records. The books and records of SFG and the Merger Subsidiary delivered to COESfx prior to the Closing fully and fairly reflect the transactions to which SFG and the Merger Subsidiary is a party or by which they or their assets are bound.

5.3 Capitalization. SFG's authorized capital stock consists of 100,000,000 shares of common stock, of which 5,513.856 shares are issued and outstanding. As soon as practicable after the Closing, SFG shall amend its Articles of Incorporation by the filing of the Amended COI subject to compliance with all applicable Legal Requirements. Immediately prior to the Effective Time, SFG will have no more than 5,513,856 shares of SFG common stock outstanding. Immediately prior to the Closing, SFG will have no stocks, options, warrants, convertible debt, other convertible securities or other rights to acquire any equity of SFG outstanding, other than rights granted to COESfx shareholders pursuant to this Agreement, rights to receive the Preferred Stock described in Section 6.2(m), the irrevocable rights issued to Concord as described in Section 1.3(c), rights to Concord as described in Section 6.2(m) upon completion of the Financing and warrants issued to Concord and SFG as described in Section 6.2(n). Immediately after the Closing, there will be approximately 367,590,400 common shares of SFG issued and outstanding (including shares to be issued under the Irrevocable Rights, SFG Shares held in reserve for the exercise of Non-Exempt COES Convertible Securities and the Concord irrevocable rights described in Section 1.3(c), exclusive of shares issuable in connection with the exercise or conversion, as appropriate, of the COES Convertible Securities, the warrants issued pursuant to Section 6.2(n), the Ppreferred Stock and SFG Shares issuable to Concord pursuant to Section 6.2(m).

(b) All issued and outstanding shares of SFG capital stock are duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights. When issued in the Merger, the SFG Shares will be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive rights.

(c) Except for SFG Shares to be issued upon the Merger and SFG Shares to be issued on the filing of the Amended COI to COESfx shareholders, SFG Shares to be issued upon the exercise of the COESfx Convertible Securities, shares of preferred stock and common stock to be issued in the Financing described in Section 6.2(m), the irrevocable rights issued to Concord as described in Section 1.3(c) and warrants issued to Concord and SFG as described in Section 6.2(n), there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights, or other agreements or commitments to which SFG is a party or which are binding upon SFG providing for the issuance or transfer by SFG of additional shares of SFG's capital stock and SFG has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of SFG. There are no voting trusts or any other agreements or understandings with respect to the voting of SFG's capital stock. There are no obligations of SFG to repurchase, redeem, or otherwise re-acquire any shares of its capital stock as of the Closing.

(d) No Person has any demand or piggyback registration rights with respect to any of SFG's capital stock.

5.4 SEC Reports. SFG has filed with the SECall reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all rules and regulations promulgated thereafter (“SFG SEC Reports”). All SFG SEC reports comply in all material respects with the requirements of the Exchange Act. None of the SFG SEC Reports contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Part 5.4 of the Disclosure Schedule, the consolidated financial statements of SFG included in the SFG SEC Reports, comply in all material respects with the Exchange Act and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the statements have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act of 1933, as amended, and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of SFG as of the dates thereof and its consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, and are not, expected to have a Material Adverse Effect on SFG).

5.5 Financial Statements.

(a) Included in the SFG SEC Reports are SFG’s audited consolidated balance sheets as of January 31, 2004, 2005 and 2006 and the related statement of operations, stockholders' equity, and cash flows for each of the years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Thomas Bauman, CPA, Michael Masters & Co., independent auditors and/or any other auditor of SFG (collectively, "SFG's Audited Financials").

(b) Included in the SFG SEC Reports are the unaudited consolidated balance sheet of SFG as of October 31, 2006, and the related statement of operations, stockholders equity (deficit) and cash flows for the nine months then ended, as reviewed by Thomas Bauman, CPA ("SFG's Unaudited Financials").

(c) SFG's Audited Financials and SFG's Unaudited Financials (collectively "SFG's Financial Statements") are (i) in accordance with the books and records of SFG, (ii) correct and complete, (iii) fairly present the financial position and results of operations of SFG and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with GAAP and shall comply in all material respects with the Exchange Act and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a Material Adverse Effect on SFG or the SFG Subsidiary.

(d) There have been no disagreements with any accountant regarding SFG’s Financial Statements. There have no accounting discrepancies with any accountant regarding SFG’s Financial Statements which would reasonably be expected to have a Material Adverse Effect on SFG.

5.6 Absence of Changes. Except (i) as set forth in Part 5.6 of the Disclosure Schedule, since October 31, 2006; or (ii) as permitted by Article 1 of this Agreement;

(a) there has been no adverse change in, and no event has occurred that reasonably would be expected to have a Material Adverse Effect on, SFG or the Merger Subsidiary;

(b) there has been no loss, damage or destruction to, or any interruption in the use of, any of the material assets of SFG or the Merger Subsidiary (whether or not covered by insurance);

(c) neither SFG, nor the Merger Subsidiary has purchased or otherwise acquired any material assets from any other Person;

(d) neither SFG, nor the Merger Subsidiary has leased or licensed any material asset from any other Person;

(e) neither SFG, nor the Merger Subsidiary has made any capital expenditure;

(f) neither SFG, nor the Merger Subsidiary has sold or otherwise transferred, or leased, or licensed any material asset to any other Person;

(g) neither SFG, nor the Merger Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(h) neither SFG, nor the Merger Subsidiary has made any loan or advance to any other Person;

(i) neither SFG, nor the Merger Subsidiary has established or adopted any Employee Benefit Plan; or

(j) no Contract by which SFG nor the Merger Subsidiary is or was bound, or under which SFG or the SFG Subsidiary has or had any rights or interest, has been amended or terminated;

(k) neither SFG, nor the Merger Subsidiary has incurred, assumed or otherwise become subject to any Liability;

(l) neither SFG, nor the Merger Subsidiary has forgiven any debt or otherwise released or waived any right or claim;

(m) neither SFG, nor the Merger Subsidiary has changed its methods of accounting or accounting practices in any respect;

(n) neither SFG, nor the Merger Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business;

(o) SFG has not made any extraordinary distributions to any of its shareholders;

(p) neither SFG, nor the Merger Subsidiary has issued any shares of capital stock or authorized any options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights, or other agreements or commitments to which SFG is a party or which are binding upon SFG providing for the issuance or transfer by SFG of additional shares of capital stock; and

(q) neither SFG, nor the Merger Subsidiary has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in the clauses above.

5.7 Title to Assets. SFG's assets consist, and at Closing will consist, primarily of cash. SFG owns, and has good and valid title to, all of the all assets purported to be owned by it, including all assets reflected on the SFG Unaudited Financials; all assets acquired by SFG since November 1, 2006; all rights of SFG under SFG's Contracts; and all other assets reflected in the books and records of SFG as being owned by SFG.

5.8 Receivables. SFG has no receivables.

5.9 Inventory. SFG has no inventory.

5.10 Equipment. SFG has no equipment.

5.11 Real Property. None of SFG's assets consists of any owned real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 5.11 of the Disclosure Schedule.

5.12 Proprietary Assets. SFG owns no Proprietary Assets.

5.13 Contracts.

(a) Part 5.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each and every Contract entered into by SFG and/or the Merger Subsidiary (collectively the "SFG Contracts"). SFG has delivered, or made available to COESfx, accurate and complete copies of all SFG Contracts.

(b) Except as set forth in Part 5.13 of the Disclosure Schedule: (i) to the best knowledge of SFG, no Person has violated or breached, or declared or committed any default under, any SFG Contract; (ii) to the best knowledge of SFG, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any SFG Contract, (B) give any Person the right to declare a default or exercise any remedy under any SFG Contract, (C) give any Person the right to accelerate the maturity or performance of any SFG Contract, or (D) give any Person the right to cancel, terminate, or modify any SFG Contract; (iii) SFG has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any SFG Contract; and (iv) SFG has not waived any right under any SFG Contract.

(c) The performance of SFG Contracts will not result in any violation of, or failure to comply with, any Legal Requirement, and

(d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to SFG under any SFG Contract or any other term or provision of any SFG Contract.

5.14 Liabilities, Bankruptcy.

(a) Except as may be set forth in Part 5.14 of the Disclosure Schedule, SFG and the Merger Subsidiary have no Liabilities, except for (i) liabilities identified as such in the SFG Unaudited Financials; At the Closing, SFG shall have no Liabilities or Encumbrances other than those included in SFG’s Unaudited Financial Statements.

(b) Part 5.14 of the Disclosure Schedule (i) provides an accurate and complete breakdown and aging of SFG's and the Merger Subsidiary accounts payable as of the date of this agreement, and (ii) provides an accurate and complete breakdown of all notes payable and other SFG indebtedness as of the date of this Agreement.

(c) Neither SFG, nor the Merger Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations contemplated under this Agreement.

5.15 Compliance with Legal Requirements. Except as set forth in Part 5.15 of the Disclosure Schedule (a) SFG and the Merger Subsidiary is in material compliance with each Legal Requirement that is applicable to it, or to the conduct of its business or the ownership or use of any of its assets; (b) to the best of its knowledge, each of SFG and the Merger Subsidiary has at all times been in material compliance with each Legal Requirement that is or was applicable to it, or to the conduct of its business, or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by SFG of, or a failure on the part of SFG to comply with, any Legal Requirement; and (d) SFG has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on SFG's part to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective, or response action of any nature.

5.16 Government Authorizations. Except for its respective Articles of Incorporation, neither SFG, nor the Merger Subsidiary has any Governmental Authorization.

5.17 Tax Matters.

(a) Except as set forth in Part 5.17 of the Disclosure Schedule, each Tax Return required to be filed by SFG has been duly filed with the appropriate Governmental Body. To the best knowledge of SFG, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by SFG and the Merger Subsidiary has been duly paid in full. Any Tax required to have been withheld or collected by SFG and the Merger SFG Subsidiary has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b) There has been no examination or audit of any SFG Tax Return and or any Tax Return of the Merger Subsidiary that has been conducted since December 31, 1999.

(c) There has been no claim or other Proceeding that is pending or has been threatened against, SFG or the Merger Subsidiary in respect to any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to taxes and penalties, or related expenses) with respect to any notice of deficiency or similar document received by SFG or the Merger Subsidiary.

5.18. Employees. Except as described in Part 5.18 of the Disclosure Schedule, neither SFG, nor the Merger Subsidiary, has any employees. Except as described in Part 5.18 of the Disclosure Schedule, neither SFG, nor the Merger Subsidiary owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Except as described in Part 5.18 of the Disclosure Schedule, neither SFG, nor the Merger Subsidiary has a written or oral employment agreement with any officer or director of SFG or the SFG Subsidiary. Neither SFG, nor the Merger Subsidiary is a party to, or bound by, any collective bargaining agreement. Except as described in Part 5.18 of the Disclosure Schedule, there are no loans or other obligations payable or owing by SFG or the Merger Subsidiary to any stockholder, officer, director, or employee of SFG or the Merger Subsidiary, nor are there any loans or debts payable or owing by any of such persons to SFG or the Merger Subsidiary, or any guarantees by SFG or the Merger Subsidiary of any loan or obligation of any nature to which any such person is a party.

5.19 Employee Benefit Plans. Neither SFG, nor the Merger Subsidiary, has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements, or (d) any related trusts, insurance contracts, or other funding arrangements maintained, established or contributed to by SFG or the Merger Subsidiary. As a condition to the Closing, SFG shall adopt an incentive stock plan in the form agreed to by COESfx.

5.20 Environmental Matters.

(a) Neither SFG, nor the Merger Subsidiary is liable or, to the best knowledge of SFG, potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "super lien" law or similar Legal Requirement, at or with respect to any site.

(b) Neither SFG, nor the Merger Subsidiary, has ever received any notice or other communication (in writing or otherwise) from any Governmental Body, or other Person, regarding any actual, alleged, possible, or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission, or disposal of any Hazardous Material. No Person has ever commenced, to the best knowledge of SFG, or threatened to commence, any contribution action or other Proceeding against SFG or the Merger Subsidiary in connection with any such actual, alleged, possible, or potential Liability; and to the best knowledge of SFG, no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in, SFG or the Merger Subsidiary becoming subject to any such Liability.

(c) Neither SFG, nor the Merger Subsidiary, has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Material (whether lawfully or unlawfully). Neither SFG, nor the Merger Subsidiary, has permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released, or disposed of (whether lawfully or unlawfully) (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by, or used by SFG or the Merger Subsidiary; (ii) in or into any surface water, groundwater, soil, or air associated with, or adjacent to, any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle, or storage container that is, or was, located on or beneath the surface of any such real property, or that is, or has, at any time been owned by, leased to, controlled by, or used by SFG or the Merger Subsidiary.

5.21 Insurance. Neither SFG, nor the Merger Subsidiary, has any insurance policies in effect.

5.22 Related Party Transactions. Except as set forth in Part 5.22 of the Disclosure Schedule, (a) no Related Party has any direct or indirect interest of any nature in any of the assets of SFG or the Merger Subsidiary; (b) no Related Party is, or has, at any time since December 31, 2002, been indebted to SFG or the Merger Subsidiary; (c) since December 31, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any SFG Contract, transaction, or business dealing of any nature involving SFG or the Merger Subsidiary; (d) no Related Party is competing, or has at any time since December 31, 2002, competed, directly or indirectly, with SFG or the Merger Subsidiary; (e) no Related Party has any claim or right against SFG; and (f) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to, or serve as a basis for, any claim or right in favor of any Related Party against SFG or the Merger Subsidiary.

5.23 Subsidiaries and Investments.

(a) Except for the Merger Subsidiary, SFG does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

(b) Part 5.23 of the Disclosure Schedule sets forth true and complete copies of the charter of the Merger Subsidiary, as well as any limited liability company agreement, operating agreement, or shareholder agreement relating to the Merger Subsidiary, and any acquisition agreement relating to the Merger Subsidiary. All corporate or other action that has been taken by the Merger Subsidiary has been duly authorized and does not conflict with or violate any provision of its charter, bylaws or other organizational documents.

(c) Except as set forth in Part 5.23 of the Disclosure Schedule, all outstanding shares of capital stock or other ownership interests of the Merger Subsidiary will be as of the closing, are validly issued, fully paid, nonassessable, and free of preemptive rights and are owned (either directly or indirectly) by SFG without any encumbrances.

(d) Except as set forth in Parts 5.13 or 5.23 of the Disclosure Schedule, there are no outstanding securities convertible into, or exchangeable for, the capital stock of, or other equity interests in, the Merger Subsidiary, and no outstanding options, rights, subscriptions, calls commitments, warrants, or rights of any character for SFG, the Merger Subsidiary or any other Person or Entity to purchase, subscribe for, or to otherwise acquire any shares of such stock or other securities of the Merger Subsidiary.

(e) Except as set forth in Parts 5.13 or 5.23 of the Disclosure Schedule, there are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of any capital stock of, or other equity interests in, the Merger Subsidiary.

(f) The Merger Subsidiary's stock register, or similar register of ownership, has complete and accurate records indicating the following: (i) the name and address of each person or entity owning shares of capital stock or other equity interest of the Merger Subsidiary, and (ii) the certificate number of each certificate evidencing shares of capital stock or other equity interest issued by the Merger Subsidiary, the number of shares or other equity interests evidenced by each such certificate, the date of issuance of such certificate, and, if applicable, the date of cancellation. Copies of same have been made available to COESfx.

5.24 Certain Payments, Etc. Neither SFG, nor the Merger Subsidiary, has, and no officer, employee, agent or other Person associated with, or acting for or on behalf of, SFG or the SFG Subsidiary has, at any time, directly or indirectly, (a) used any corporate funds (i) to make any unlawful political contribution or gift, or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of SFG or the SFG Subsidiary; (c) made any payoff, influence payment, bribe, rebate, kickback, or unlawful payment to any Person; (d) performed any favor or given any gift that was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, or offered (in writing or otherwise) to take any of the actions described above in clauses "(a)" through "(e)."

5.25 Proceedings; Orders. To the knowledge of SFG, there is no pending Proceeding, and no Person has threatened in writing to commence any Proceeding: (i) that involves SFG or the Merger Subsidiary or that otherwise relates to, or might affect the business of, SFG; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Merger. To the knowledge of SFG, no event has occurred, and no claim, dispute, or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which SFG or the Merger Subsidiary, or any asset owned or used by SFG or its subsidiary, is subject; and none of the shareholders or any other Related Party is subject to any Order that relates to SFG's business or to any of the assets of SFG or the Merger Subsidiary.

5.26 Authority; Binding Nature of Agreements. Subject to the approval of the SFG Shareholders of the filing of the Amended COI and any other actions required under applicable Delaware law, SFG’s certificate of Incorporation and/or By-Laws,, SFG has the absolute and unrestricted right, power, and authority to enter into and to perform its obligations under this Agreement; and SFG's execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of SFG and its board of directors and officers. This Agreement constitutes the legal, valid, and binding obligation of SFG, enforceable against SFG in accordance with the terms of the Agreement. As soon as practicable after the execution of this Agreement SFG shall, in compliance with the Exchange Act and applicable Delaware law, seek the approval of SFG Shareholders of the filing of the Amended COI and any other actions required to be approved by the SFG Shareholders in order to consummate the Merger and the transactions contemplated hereby under applicable Delaware law, SFG’s Certificate of Incorporation and/or By-Laws.

5.27 Non-Contravention; Consents.

(a) Neither the execution, nor delivery, of this Agreement, nor the consummation or performance of the Merger, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which SFG or any of the assets of SFG are subject;

(ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by SFG;

(iii) contravene, conflict with, or result in a violation or breach of, or result in a default under any provision of any of the SFG Contracts;

(iv) give any Person the right to (i) declare a default or exercise any remedy under any SFG Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate, or modify any SFG Contract; or

(v) result in the imposition or creation of any Encumbrance upon, or with respect to, any of SFG's assets.

(b) SFG is not required to make any filing with, or give any notice to, or to obtain any Consent from, any Person other than its board of directors in connection with the execution and delivery of this Agreement, or the consummation or performance of the Merger and SFG’s Shareholders in connection with the filing of the Amended COI..

5.28 Brokers. Except as set forth in Part 5.28 of the Disclosure Schedule, SFG has not agreed to pay, nor has it taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee, or similar commission or fee in connection with the Merger.

5.29 Since January 31, 2004, SFG has maintained a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SFG has established disclosure controls and procedures (as defined in Exchange Act) for SFG and designed such disclosure controls and procedures to ensure that material information relating to SFG is made known to the certifying officer by others within those entities, particularly during the period in which SFG's Form 10-KSB or 10-QSB, as the case may be, is being prepared. SFG's certifying officer has evaluated the effectiveness of SFG's controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended October 31, 2006 (the "Evaluation Date"). SFG presented in its most recently filed Form 10-KSB, or Form 10-QSB, the conclusions of the certifying officer about the effectiveness of the disclosure controls and procedures based on his evaluation as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in SFG's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

5.30 Listing and Maintenance Requirements. SFG is currently quoted on the Pink Sheets Electronic Quotation Service. SFG has not, in the 12 months preceding the date hereof, received any notice from the Pink Sheets, or the NASD, or any trading market on which SFG's common stock is, or has been, listed or quoted informing SFG that it is not in compliance with the quoting, listing, or maintenance requirements of the Pink Sheets, or such other trading market. SFG is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such quoting, listing, and maintenance requirements.

5.31 Application of Takeover Protections. SFG and its board of directors have taken all necessary action, if any, to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under SFG's certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is, or could become, applicable to COESfx, or the COESfx Shareholders, as a result of the Merger or the exercise of any rights by COESfx, or the COESfx Shareholders, pursuant to this Agreement.

5.32 No SEC or NASD or State Inquiries. Neither SFG, nor, to the knowledge of any of SFG’s past or present officers or directors, is, or ever has been, the subject of any formal or informal inquiry or investigation by the SEC, NASD or any state securities agency.

5.33 Full Disclosure. To the knowledge of SFG, the representations and warranties contained in this Article V do not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements and information contained in this Article V not misleading, except to the extent that such omission would not be reasonably expected to result in a Material Adverse Effect.

ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to the Obligations of COESfx. The obligations of COESfx to effect the Merger contemplated by this Agreement shall be subject to the fulfillment, or written waiver, by COESfx, at or prior to the Closing, of each of the following conditions:

(a) At the Closing, SFG shall have delivered or caused to be delivered to COESfx the following:

(i) resolutions duly adopted by the Board of Directors of SFG authorizing and approving the Merger and the other actions of SFG required pursuant to this Agreement, and the execution, delivery, and performance of this Agreement and resolutions duly adopted by the Shareholders of SFG approving the filing of the Amended COI and any other actions required under applicable Delaware law, SFG’s certificate of Incorporation and/or By-Laws,;

(ii) a certificate of good standing for SFG and the Merger Subsidiary from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

(iii) written resignations of all officers and directors of SFG and the Merger Subsidiary in office immediately prior to the Closing and the appointment of those persons listed in Sections 6.1(i) and 6.2(q) as the officers and directors of SFG and each SFG Subsidiary;

(iv) all corporate records, agreements, seals, and any other information reasonably requested by COESfx's representatives with respect to SFG; and

(v) such other documents as COESfx and/or the COESfx Shareholders may reasonably request in connection with the transactions contemplated hereby;

(b) At the Closing, SFG shall have no less than $1,800,000 in net cash proceeds, free and clear of any Encumbrance, after giving effect to the Financing described in Section 6.2 below. SFG shall provide COESfx with a bank statement reasonably satisfactory to COESfx showing such proceeds in a bank account in SFG’s name. In addition, SFG shall provide COESfx with new signature cards provided by the bank where such funds are deposited naming one or more parties designated by the New Board to be the new signatories with full power of disposition of such account from and after the Closing;

(c) SFG shall have performed and complied, in all material respects, with the covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing, and COESfx shall have received a certificate to that effect from an officer of SFG, dated the Closing Date;

(d) The representations and warranties of SFG set forth in this Agreement shall be true and correct in all material respects when made and as of the Closing Date with the same effect as though made at and as of the Closing Date, and COESfx shall have received a certificate to that effect from an officer of SFG, dated the Closing Date;
(e) No Material Adverse Effect relating to the business or financial condition of SFG and/or the Merger Subsidiary shall have occurred after the date of this Agreement or prior to the Closing;

(f) COESfx shall have received from SFG such further executed instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of, the conditions contained in this Agreement, and the performance by SFG of all conditions for the consummation of such transactions;

(g) No party hereto shall be subject to any Order of a Governmental Body that prevents or delays any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body;

(h) SFG shall have filed with the appropriate Governmental Body each Tax Return required to be filed by it prior to the Closing, including, without limitation, those specified in Part 5.17 of SFG's Disclosure Schedule;

(i) Immediately upon the Closing, the Board of Directors of SFG shall consist of three (3) members who shall be Bruce Stephens, Ralph Balzano or his designee and Michael Frey or his designee (the “New Board”). The bylaws of SFG shall specify that at the Closing directors of SFG shall hold their Seats for three-year terms. The New Board members shall have the right to appoint their respective successors during such three-year term. The New Board shall appoint Bruce Stephens as Chairman of the Board of Directors, Chief Executive Officer and President of SFG and Michael Frey as Chairman of the Advisory Committee.

(j) Officers and “key” employees of SFG will resign effective with the closing of the Merger transaction and new officers shall be appointed by the New Board of Directors at the Closing. As part of such resignations, SFG shall be released from all obligations, both past and prospective, to such officers and “key” employees. Such release shall apply to all obligations, whether incurred in conjunction with such officer’s or “key” employees’ employment or otherwise. The resignations shall also contain provisions that reasonably protect SFG from competition from the resigning officers and “key” employees on terms and conditions acceptable to the New Board.

(k) All Legal Requirements shall have been met with respect to the authorization and filing the Amended COI as well as the approval of this Agreement, the Merger and all transactions contemplated hereby;

(l) SFG shall be current with all its securities filings under the Securities Act of 1933, as amended and the Exchange Act of 1934;

(m) SFG shall be reinstated as a corporation in good standing under Delaware law through the payment of all outstanding franchise taxes;

(n) COES has received a list detailing the names and amounts owned by each shareholder, warrant holder, option holder and all other equity rights holders of SFG in form and substance acceptable to COES;

(o) COES has completed a due diligence review of the SFG and its operations, future operations, assets, liabilities, contingent liabilities, lawsuits, claims, potential claims, capitalization, legal status, regulatory status, obligations and other relevant matters and has determined, in COES sole discretion, that it is in the best interest of the COES shareholders to consummate the transaction. SFG shall promptly provide such information as may be reasonably requested by COES to facilitate such due diligence review;

(p) Holders of any SFG Shares owned by and/or to be issued in connection with the transactions contemplated by this Agreement or otherwise, shall deliver lock-up letters at or prior to the Closing prohibiting the public sale of their SFG Shares on terms and conditions acceptable to the New Board, provided, however that any such SFG Shares, excluding those issued pursuant to Section 6.2(m), held by Concord which are subject to lock-up letters shall be released therefrom if at the date which is 180 days after the Closing Date continuation of the lock-up letters has not been requested by a third party unaffiliated with the Company and the New Board determines that the absence of the lock-up letters would not have a Material Adverse Effect on SFG or COESfx.. A lock-up letter, if any, shall be subject to limitations on the public sale of SFG stock that are no more restrictive as those contained in any lock-up letters to be signed by any party owning 8% as described in Article 6.2 (l) of this Agreement. The terms of this section shall not apply to any sales undertaken pursuant to a registration statement filed with the United States Securities and Exchange Commission by SFG; and

(q) COESfx has received the approval of its shareholders for the transactions contemplated by this Agreement.

6.2 Conditions to the Obligations of SFG. The obligations of SFG to effect the transactions contemplated by this Agreement shall be subject to the fulfillment, as reasonably determined by SFG, or, at the sole election of SFG, the waiver, at or prior to the Closing, of the following conditions :

(a) At the Closing, COESfx shall have delivered or caused to be delivered to SFG the following:

(i) resolutions duly adopted by the COESfx Board of Directors and the holders of a majority of the issued and outstanding shares of COESfx Common Stock authorizing and approving the Merger and the execution, delivery, and performance of this Agreement;

(ii) a certificate of good standing for COESfx, from its respective jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(b) COESfx shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed by COESfx at, or prior to, the Closing, and SFG shall have received a certificate to that effect from an officer of the Company, dated the Closing Date;

(c) Any dissenting COESfx Shareholders shall not represent more than 5% of the issued and outstanding shares of COESfx Common Stock prior to the Closing;

(d) COESfx shall have delivered all COESfx financial statements and pro forma financial statements required to be filed with the SEC as part of the post-Merger Form 8-K;

(e) The representations and warranties of COESfx set forth in this Agreement shall be true and correct in all material respects when made, and as of the Closing Date, with the same effect as though made at, and as of, the Closing Date, and SFG shall have received a certificate to that effect from an officer of COESfx, dated the Closing Date;

(f) No Material Adverse Effect relating to COESfx's business or financial condition shall have occurred after the date of this Agreement or prior to the Closing;

(g) SFG shall have received from COESfx such further instruments and documents as are reasonably required to carry out the transactions contemplated by, and to evidence the fulfillment of, the agreements contained in this Agreement, and the performance of all conditions for the consummation of such transactions;

(h) No party hereto shall be subject to any Order of a Governmental Body that would prevent or delay any of the transactions contemplated by this Agreement, and no Proceeding shall be threatened in writing or pending before any Governmental Body;

(i) The delivery of written agreements by key employees and officers of COES as identified by SFG, agreeing that that their respective employment agreements will be irrevocably terminated and rendered null and void upon the Closing of the Merger transaction;

(j) Officers and “key” employees of COESfx will resign effective with the closing of the Merger transaction and new officers shall be appointed by the New Board at the Closing. As part of such resignations, COESfx shall be released from all obligations, claims, causes of action, suits and demands of every nature, both past and prospective, to such officers and “key” employees, including, but not limited to, Michael Frey, Ronald Balzano, Michael Weiner, Anthony Collura and Gregory Mazzeo (the “Releasing Parties”) and the Releasing Parties and their affiliates shall be released from all obligations, causes of action, suits and demands of every nature, both past and prospective, to COESfx and its subsidiaries through the execution and delivery by COESfx and its subsidiaries of a standard general release. The release in favor of COESfx shall apply to all obligations, claims, causes of action, suits and demands of every nature whether incurred in conjunction with the Releasing Parties’ employment or otherwise, provided, however, that such releases shall not include the obligation of COESfx to repay monies lent to COESfx by the Releasing Parties provided such loans are set forth on the balance sheet of COESfx as of December 31, 2006 or schedule 6.2 (j). The resignations shall also contain provisions that reasonably protect SFG from competition from the Releasing Parties on terms and conditions acceptable to the New Board. The Releasing Parties shall also be required to deliver general releases to each other releasing one another from all obligations, claims, causes of action, suits and demands of every nature, both past and prospective, through the execution and delivery of standard general releases. The form of releases and agreements with respect to the requirements of this section shall be in a form reasonably acceptable to SFG;

(k) Certain key employees of COESfx identified in by SFG shall enter into employment agreements with SFG or COESfx on terms mutually acceptable to COESfx, such employees and SFG;

(l) The New Board shall institute a set of financial controls financial reporting practices sufficient to satisfy all requirements applicable to SFG or any of its subsidiaries whether by law or regulation. At a minimum, such financial controls shall include a requirement for dual signatures on all checks over $2,500.00. At the Closing any person or group owing more than 5% of the SFG Shares outstanding after the Closing will be required to deliver a written voting agreement irrevocably binding such person to vote in favor of the continued election of the members of the New Board for a period of three (3) years and against any shareholder proposal which has not been recommended by the New Board during such three year period. The voting agreement shall terminate three years after the Closing.

(m) The New Board will agree in writing that in the event that on or before the Closing Date, Concord and/or parties affiliated with them (“Concord Affiliates”) provide or arrange for the purchase of $2,000,000 of preferred shares (“Preferred Stock”) of SFG (on terms and conditions set forth in the form of Certificate of Designation attached hereto as Exhibit D)( the “Financing”), Concord or parties designated by it, immediately after the filing of the Amended COI, will be issued post reverse split shares of SFG Common Stock in a number which when combined with the number of SFG Common Stock receivable upon conversion of the Preferred Stock equals a total of 14,666,322and paid a maximum of $200,000 in cash. If any funding is provided after the Termination Date ( as defined below) , the parties will mutually agree on the compensation to be paid to the Concord Affiliates. For purposes of this section, the “Termination Date” shall be defined as the date which is the earlier of (i) that date which is 60 days after the Closing or (ii) the closing date of any material non-recurring transaction (such as a business combination transaction, merger, acquisition and/or reorganization other than the Financing, but specifically excluding any internal efforts resulting in sales growth) that materially increases the assets, income and/or equity value of SFG and/or COESfx.

(n) As soon as reasonably possible after the Closing, the New Board shall authorize the issuance of two classes of SFG common stock purchase warrants. The first class of warrant shall provide for the issuance of an aggregate of 1,750,000 SFG Shares after giving effect to the Reverse Split at an exercise price of $.40 per share (the “Class A Warrant”) and the second class of warrant shall provide for the issuance of an aggregate of 1,750,000 SFG Shares after giving effect to the Reverse Split at an exercise price of $1.00 per share (the “Class B Warrant”). The Class A and Class B Warrant shall be exercisable for a five (5) year period commencing on the Closing. Concord shall be issued Class A Warrants and Class B Warrants entitling them to purchase 1,000,000 common shares under each such Warrant after giving effect to the Reverse Split and the SFG shareholders, as existing immediately prior to the Effective Time shall be issued Class A Warrants and Class B Warrants entitling them to purchase 750,000 common shares under each such Warrant after giving effect to the Reverse Split.

(o) The Releasing Parties and their affiliates, in their capacity as shareholders of COESfx, and not as officers or directors of COESfx, shall have executed, simultaneously with the execution of this Agreement, support agreements in the form annexed hereto as Exhibit 6.2(o), irrevocably binding the Releasing Parties to vote for the approval of the Merger and against any proposals in opposition to the Merger and/or actions which may negatively effect the consummation of the Merger. In addition, the support agreements shall provide that the Releasing Parties irrevocably appoint Bruce Stephens as their proxy with respect to all shares of COESfx owned by such parties in connection with any vote related to the Merger. Notwithstanding the foregoing, Bruce Stephens may not vote such proxies unless SFG has met all of the conditions contained in this Merger Agreement and/or COESfx has waived compliance with any such conditions, and any vote of the proxies shall be consistent with completion of the Merger transaction as contemplated herein.

(p) COESfx and the Releasing Parties shall have delivered to SFG simultaneously with the execution of this Agreement, a certified list of shareholders and warrant holders of COESfx dated as of the date of this Agreement. The certification shall state that the shares and warrants issued on such list have been validly authorized and duly issued by COESfx, that the parties set forth on such certified list have paid the consideration required for the issuance and delivery of such shares and warrants, that the parties set forth on such list, according to the records of COESfx, are the true and lawful owners of such shares and warrants and that COESfx possesses no claims against such shares and/or warrants and/or any rights to rescind and/or cancel the issuance of such shares and/or warrants.

(q) Immediately upon the Closing, the New Board shall consist of three (3) members who shall be Bruce Stephens, Ralph Balzano or his designee and Michael Frey or his designee The bylaws of SFG shall specify that at the Closing directors of SFG shall hold their Seats for three-year terms. The New Board members shall have the right to appoint their respective successors during such three-year term. The New Board shall appoint Brice Stephens as Chairman of the Board of Directors, Chief Executive Officer and President and Michael Frey as Chairman of the Advisory Committee.

(r) COESfx will deliver proof, in a form acceptable to SFG, that COESfx does not have, nor ever had, any ownership or any other form of interest whatsoever in the Meta Trader platform currently operated by 57 Danvers LLC and Gregory Mazzeo under the trade name Spot Trader (“Spot Trader Platform”). In addition COESfx shall deliver proof, in a form acceptable to SFG, that COESfx owes no monetary obligations whatsoever to Gregory Mazzeo, 57 Danvers Lane LLC and/or any monies whatsoever in connection with the Spot Trader Platform.

(s) COESfx has received the approval of a majority of its shareholders approving the transactions contemplated by this Merger Agreement.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties made by SFG and COESfx (including the representations and warranties set forth in Sections 4 and 5 and the representations and warranties set forth in any certificate delivered at Closing by an officer of COESfx or SFG) shall survive the Closing. For purposes of this Agreement, each statement or other item of information set forth in a Party's Disclosure Schedule shall be deemed to be a part of the representations and warranties made by such Party in this Agreement.

ARTICLE VIII
TERMINATION

8.1 Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by COESfx if (1) there has been a material Breach by SFG and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by SFG of notice specifying particularly such Breach, (2) if COESfx identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Material Adverse Effect on SFG and such fact, circumstance or event is not cured by SFG within ten (10) days after receipt by SFG of notice specifying particularly such fact, event or circumstance, or (3) if the Closing Conditions have not been satisfied by the close of business on May 31, 2007;

(b) by SFG (1) if there has been a material Breach by COESfx and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by COESfx of notice specifying particularly such Breach, or (2) if SFG identifies hereafter any fact, circumstance or event that could be reasonably determined to have a Material Adverse Effect on COESfx following the Merger, and such fact, circumstance or event is not cured by COESfx within ten (10) days after receipt by COESfx of notice specifying particularly such fact, event or circumstance, or (3) if the Closing Conditions have not been satisfied by the close of business on May 31, 2007; or

(c) at any time by mutual written agreement of COESfx and SFG.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of COESfx and SFG.

ARTICLE IX
MISCELLANEOUS

9.1 Severability. If any provision of this Agreement is declared by any court or other Governmental Body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void, or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.

9.2 Entire Agreement. This Agreement, together with each party’s Disclosure Schedules, all exhibits and schedules hereto attached, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations, and discussions of the Parties, whether oral or written, all of which shall have no substantive significance or evidentiary effect. Each Party acknowledges, represents, and warrants that it has not relied on any representation, agreement, understanding, arrangement, or commitment that has not been expressly set forth in this Agreement. Each Party acknowledges, represents and warrants that this Agreement is fully integrated and parole evidence is not needed to reflect the intentions of the Parties. The Parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the Parties' intent.

9.3 Corporate Affairs. Each Party will make every reasonable effort to keep confidential any information obtained by them concerning the other Party, including its internal organization, finances, procedures, and customers. Neither Party will make any public announcement, or release any publicity regarding the other Party, other than routine oral communications with analysts, shareholders, and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the Party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the party to obtain such consent, or such disclosure may otherwise be necessary in connection with the filing of any reports under the Exchange Act or Tax Returns, or claims for refunds, or in conducting a Tax audit or other proceedings. This Section 9.3 shall survive the termination of this Agreement. Notwithstanding anything herein to the contrary, any Party (and any employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include the identity of any existing or future Party (or any affiliate of such Party) to this Agreement.

9.4 Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents, and other communications to be given hereunder by either Party to the other shall be in writing, shall be sent to the address set forth below (provided that any Party may at any time change the individual(s) to whom Notice is to be sent and/or its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery.

If to COESfx:

Michael Frey
Ronald Balzano
255 Executive Drive, Suite 408
Plainview, NY 11803

If to SFG:

John A. Dugan
85 Amherst Street
Garden City, NY 11530

with a copy to:

William J. Reilly, Esq.
401 Broadway, Suite 912
New York, NY 10013

9.5 Amendments; Waivers. This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the Parties to this Agreement. The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing. Any waiver of any condition, or of the Breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

9.6 Successors and Assigns. The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the Parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties to this Agreement.

9.7 Governing Law; Submission to Jurisdiction. This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, and shall be treated in all respects as a State of New York contract, without regard to any state's laws related to choice or conflict of laws. The Parties irrevocably agree and consent to the jurisdiction of the courts of the States of New York and the federal courts of the United States sitting in such state for the adjudication of any matters arising under, or in connection with, this Agreement.

9.8 Waiver of Jury Trial. The parties hereby irrevocability waive any and all right to trial by jury in any legal action, proceeding, claim, or counterclaim, whether at law or in equity, arising out of, or relating to, this agreement or the transactions contemplated hereby.

9.9 Subsequent Documentation. At any time, and from time to time after the Closing Date, each of the Parties to this Agreement shall use its best efforts to take such action as may be necessary, or as may be reasonably requested by another Party to this Agreement, to carry out and consummate the transactions contemplated by this Agreement.

9.10 Counterparts. This Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any Party delivering an executed counterpart of this Agreement by facsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9.11 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person's successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to gender does not exclude the other gender;

(d) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(f) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

(g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(h) "or" is used in the inclusive sense of "and/or";

(i) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(j) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

IN WITNESS WHEREOF, SFG and COESfx have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

SFG FINANCIAL CORPORATION	COESFX HOLDINGS, INC.
A Delaware corporation	A New York corporation

By: /s/ John A. Dugan	By: /s/ Michael Frey

Title: Chairman	Title: Chief Executive Officer

COESFX ACQUISITION CORP.
A to be Formed New York corporation

By:  /s/ Michael Frey

Title:  Chief Executive Officer

Exhibit A
Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Affiliate.” Affiliate” means with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

Agreement.” Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedules), as it may be amended from time to time.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

CERCLA.“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

Claim.” Claim” shall have the meaning specified in Section 7.4.

Closing.” Closing” shall have the meaning specified in Section 2.1.

Closing Date.” Closing Date” shall have the meaning specified in Section 2.1.

Code.” Code” means the Internal Revenue Code of 1986, as amended.

Consent.” Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

Contract.” Contract” means any written, oral, implied, or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and shall include, without limitation, arrangements relating to employment.

Damages.” Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation), or expense of any nature.

Disclosure Schedule.” Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered by each Party, copies of which are attached to the Agreement and incorporated in the Agreement by reference.

Effective Time.” Effective Time” shall have the meaning specified in Section 1.2.

Employee Benefit Plan.” Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance.” Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.” Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any applicable binding and enforceable federal, state, or local statute, law, rule, regulation, ordinance, or code relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA, Resource Conservation and Recovery Act; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials).

ERISA.“ERISA” means the Employee Retirement Income Security Act of 1974.

Governmental Authorization.” Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification, or authorization issued, granted, given, or otherwise made available by, or under the authority of, any Governmental Body, or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.” Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.

Hazardous Material.” Hazardous Material” means any substances that are defined or listed in, or otherwise classified pursuant to Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “toxic pollutants,” “hazardous air pollutants” or any other similar designation.

Immaterial Contract.” Immaterial Contract” means any Contract that: (a) was entered into in the Ordinary Course of Business; (b) may be terminated by the applicable Party (without penalty) within 31 days after the delivery of a termination notice by such Party to the other party involved defined as applying to this agreement; and (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $50,000.

Legal Requirement.” Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Body.

Liability.” Liability” means any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several, or secondary liability), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty, or liability is immediately due and payable.

Material Adverse Effect. “Material Adverse Effect” means a materially adverse effect on the financial condition, assets, or results of operations of the applicable Person’s business and financial condition.

Material Consents. “Material Consents” means those Consents designated by either Party as a condition to Closing required from third parties.

Merger.” Merger” means the merger of Merger Subsidiary into COESfx and the conversion of COESfx Shares into SFG Shares pursuant to the terms and conditions of this Agreement.

Merger Consideration.” Merger Consideration” means the SFG Shares issued in the Merger.

Merger Subsidiary.” Merger Subsidiary” means COESfx Acquisition Corp., a New York corporation.

Order.” Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Body, or any arbitrator, or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of a Party shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of such Party, and is taken in the ordinary course of the normal day-to-day operations of such Party;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the shareholders of such Party, the board of directors of such Party, or any committee of the board of directors of such Party, and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

Party or Parties.” Party” or “Parties shall have the meaning specified in the first paragraph.

Person.” Person” means any individual, Entity, or Governmental Body.

Proceeding.” Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, or any arbitrator or arbitration panel.

Proprietary Asset. “Proprietary Asset” means any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right, or other intellectual property right or intangible asset.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the applicable Party; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than such Party) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary, or equity interest.

Representatives.” Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, and representatives.

Subsidiaries.“Subsidiaries” means COESfx, Inc., Currency Order Execution Systems, Inc., and COESfx Direct, Inc.

Surviving Corporation.” Surviving Corporation” means COESfx, which shall be the survivor in the Merger with Merger Subsidiary.

Tax.” Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax, or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), that is, has been, or may in the future be (a) imposed, assessed, or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return.” Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information that is, has been, or may in the future be, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

Third-Party Claim.” Third-Party Claim” shall have the meaning specified in Article VII.